Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL ANNOUNCES FISCAL 2009
FIRST QUARTER RESULTS
Adjusted EPS Increases 60% As Growth Outlook Improves
Kent, WA — September 4th, 2008 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal 2009 first quarter ended July 31, 2008.
For the quarter Flow reported net income of $1.6 million or $0.04 per basic and diluted share, which compares to $0.4 million or $0.01 per basic and diluted share last year. Adjusting for certain events in the current and year-ago quarters, earnings per share grew to $0.08 from $0.05 per basic and diluted share, a 60% increase. All these events have previously been disclosed publicly and include the current year restructuring and impairment charges resulting from closing the Company’s Burlington, Canada facility, and prior year impact from the amendment to the prior CEO’s contract which was partially offset by the release of the Company’s valuation allowance against deferred tax assets in its German subsidiary.
Revenue for the quarter was $57.1 million, which compares to $57.9 million in the year-ago quarter. “Robust double digit revenue growth rates around the world were unable to offset declines in North America, resulting in sales volume that was off one percent versus first quarter last year,” reported Charley Brown, President and CEO of Flow. “Despite these flat sales results, our substantial profitability improvements demonstrate our ability to operate efficiently and control costs. We are increasingly optimistic for the rest of the fiscal year based on continued strength abroad, significant growth in our aerospace backlog, and improving sales in North America.”
Operations Review
Effective fiscal year 2009, the Company is now operating in two reportable segments: Standard and Advanced. The Standard segment includes sales of systems that do not require significant custom configuration, as well as parts and services to sustain those installed systems. The Advanced segment includes sales of complex aerospace and automation systems requiring specific custom configuration and advanced features, as well as parts and services to sustain those installed systems.
For the fiscal 2009 first quarter, compared to the prior-year quarter:
▪	Standard segment sales increased from $50.8 million to $52.8 million, an increase of 4%. System sales in the Standard segment were about equal to the prior year quarter while consumable parts sales grew at a 14% rate.

▪	Advanced segment sales declined from $7.1 million to $4.3 million, a decrease of 39%. Sales of large aerospace systems were within $400,000 of last year’s level but are expected to increase sharply in the second half of the current fiscal year driven by the significant growth in backlog for these systems. The Advanced segment was more significantly affected by the unprofitable non-waterjet automation systems business that the Company exited during fiscal 2008. That business generated $1.8 million of revenue in the prior year quarter.

▪	Backlog increased to $47.3 million at the end of the quarter, up approximately $12 million versus the prior year end. Backlog measures firm orders for which revenue has not yet been recognized. The increase in backlog is primarily due to purchase orders that the Company received in July for four systems which represent a portion of the Airbus contract that is expected to exceed $30 million in total for machines to be installed over the next two years.

▪	Gross margins improved from 40% to 46% due to improved operating efficiency and a higher mix of revenue from consumable parts.

▪	Total operating expenses declined 11%. Excluding the restructuring charges in the current quarter and the expense related to the retired CEO’s contract amendment in the prior year quarter, operating expenses declined 5% and were 36.7% of revenue as compared to 38.2% in the prior year quarter.

▪	Operating profit improved to $3.8 million from a prior year loss of $1.6 million. Excluding the changes discussed above in both periods, operating margin improved to 9.3% from 2.2% in the prior year quarter. The increase is a result of the Company’s focus on expense management as well as a higher mix of consumable parts sales.

▪	Pre-tax income of $4.2 million resulted in $2.7 million in income tax expense for a rate of 63%. This rate was higher than the expected full-year effective tax rate because the Company could not take a tax benefit in the current period from losses generated in Canada which have a full valuation allowance provided against them. Of the $2.7 million in tax expense, approximately $1.6 million is deferred tax expense which principally represents the utilization of net operating losses generated in prior years and will not represent a current use of cash.
OMAX Acquisition Update
On July 10, Flow announced that the U.S. Federal Trade Commission accepted a consent decree with Flow which will permit the merger of Flow and OMAX Corporation, subject to a period for public comment before final closure of the decree. The comment period has now passed and the decree is final. Flow and OMAX are now working to complete the definitive merger agreement and then file the necessary documentation with the Securities and Exchange Commission. This process is extending longer than the Company originally anticipated but the transaction is expected to close during the current calendar year.
Conference Call
Flow plans to hold a conference call to discuss these results today: Thursday, September 4th at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). The conference call may be heard by dialing 1-303-242-0001. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11118904. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.
About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the outlook for the rest of the fiscal year, expectations regarding the total Airbus contract, and the closing of the OMAX transaction. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Consolidated Statement of Income
(Unaudited)

Dollars in thousands, except per share data	Three months ended July 31,
	2008	2007	% Change
Sales	$57,065	$57,860	-1%
Cost of sales	30,934	34,476	-10%

Gross margin	26,131	23,384	12%

Operating expenses:
Sales and marketing	10,098	10,394	-3%
Research and engineering	2,250	2,280	-1%
General and administrative	8,590	12,346	-30%
Restructuring charges	1,436	—	NM

Operating expenses	22,374	25,020	-11%

Operating income (loss)	3,757	(1,636)	NM
Interest income, net	49	108	-55%
Other income, net	391	246	59%

Income (loss) before taxes	4,197	(1,282)	NM
Income tax (provision) benefit	(2,664)	1,630	NM

Income from continuing operations	1,533	348	341%
Discontinued operations, net of tax	70	87	-19%

Net income	$1,603	$435	269%

Per share amounts:
Basic from continuing operations	$0.04	$0.01	NM
Diluted from continuing operations	$0.04	$0.01	NM
Basic net income	$0.04	$0.01	NM
Diluted net income	$0.04	$0.01	NM

Weighted average shares outstanding (in thousands):
Basic	37,591	37,303
Diluted	38,101	37,906

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)
Dollars in thousands

	Three months ended July 31,
	2008	2007	% Change

Divisional revenue breakdown:
Systems	$39,088	$41,462	-6%

Consumable parts	17,977	16,398	10%

Total	$57,065	$57,860	-1%

Segment revenue breakdown:

Standard	$52,754	$50,762	4%

Advanced	4,311	7,098	-39%

	$57,065	$57,860	-1%

Depreciation and amortization expense	$1,050	$733	43%

Capital spending	$1,300	$1,395	-7%

Flow International Corporation
Selected Balance Sheet Data
Dollars in thousands

	July 31,	April 30,
	2008	2008	% Change

Cash	$24,706	$29,099	-15%

Receivables, net	33,441	33,632	-1%

Inventories	28,555	29,339	-3%

Total debt	4,665	4,428	5%

Flow International Corporation
Reconciliation of GAAP to Proforma
(Unaudited)
Dollars in thousands, except per share data

	Three months ended July 31,
	2008	2007
GAAP Income from Continuing Operations	$1,533	348
Adjustments:
Restructuring Charges
Severance and Termination Benefits	1,436	—
Inventory Write-off	108	—
Amendment of Former CEO Contract	—	2,891
Reversal of German Valuation Allowance	—	(1,330)

Proforma Income from Continuing Operations	$3,077	$1,909

GAAP Net Income	$1,603	$435
Adjustments:
Restructuring Charges
Severance and Termination Benefits	1,436	—
Inventory Write-off	108	—
Amendment of Former CEO Contract	—	2,891
Reversal of German Valuation Allowance	—	(1,330)

Proforma Net Income	$3,147	$1,996

Per Share Amounts

GAAP Basic and Diluted Income Per Share
Income from Continuing Operations	$0.04	$0.01
Net Income	$0.04	$0.01

Proforma Basic and Diluted Income per Share
Income from Continuing Operations	$0.08	$0.05
Net Income	$0.08	$0.05